Parkway Reports Second Quarter 2012 Results

ORLANDO, Fla., Aug. 8, 2012 /PRNewswire/ -- Parkway Properties, Inc. (NYSE:PKY) today announced results for its second quarter ended June 30, 2012.

(Logo: http://photos.prnewswire.com/prnh/20030513/PARKLOGO )

Highlights for Second Quarter 2012 and Recent Events

  FFO of $0.32 per share and recurring FFO of $0.38 per share
  FAD of $0.10 per share
  Increased occupancy to 87.4%, with portfolio 89.4% leased
  Realized gross proceeds of $89.5 million on the sales of six properties
  Closed on acquisition of 972,000 square foot office property in Charlotte for $250 million
  $200 million investment by TPG, a leading global investment firm, closed

James R. Heistand, President and Chief Executive Officer of Parkway commented, "We continue to make measurable progress on our strategic plan, with an upgraded portfolio, improved occupancy and a more efficient operating platform in our efforts to overcome the macro-economic conditions. With a high proportion of Class A properties, we expect to benefit from the trend we are seeing, a flight to both quality submarkets and higher-quality buildings in our markets. We also are making progress on our expense control efforts and believe we now have a scalable operating platform that will allow us to grow in size significantly without proportionate infrastructure investment needed. Our focus going forward is on aggressively leasing our current portfolio while pursuing new high-quality core assets and value-add opportunities in our target submarkets that will result in durable cash flows. With up to $300 million of investment capacity, we are well positioned to capitalize on attractive opportunities in our target markets building on our ongoing portfolio transformation as we move forward."

Consolidated Financial Results for Second Quarter Ended June 30, 2012

Funds from operations ("FFO") available to common shareholders totaled $7.9 million, or $0.32 per diluted share for the second quarter 2012, as compared to $1.7 million, or $0.08 per diluted share, for the prior year period. Recurring FFO totaled $9.3 million, or $0.38 per diluted share for the second quarter 2012, as compared to $12.7 million, or $0.59 per diluted share, for the prior year period.

FFO available to common shareholders totaled $18.1 million, or $0.75 per diluted share for the six months ended June 30, 2012, as compared to $14.4 million, or $0.67 per diluted share, for the prior year period. Recurring FFO totaled $19.6 million, or $0.82 per diluted share for the six months ended June 30, 2012, as compared to $25.4 million, or $1.18 per diluted share, for the prior year period.

The reconciliation of FFO per diluted share to recurring FFO per diluted share is as follows:

	Q2	Q2	YTD	YTD
Description	2012	2011	2012	2011
Funds From Operations	$0.32	$0.08	$0.75	$0.67

Unusual and Non-Recurring Items (1):
Change in Fair Value of Contingent Consideration	-	-	0.01	-
Non-Recurring Lease Termination Fee Income	(0.03)	(0.10)	(0.05)	(0.17)
Loss (Gain) on Extinguishment of Debt and Swap	0.02	(0.01)	0.02	(0.01)
Acquisition Costs	0.02	0.62	0.03	0.70
Realignment Expenses	0.04	-	0.05	-
Other	0.01	-	0.01	(0.01)

Recurring Funds From Operations	$0.38	$0.59	$0.82	$1.18

Diluted Weighted Average Common Shares and Units Outstanding (in 000s)	24,628	21,576	24,003	21,565

(1) These items include 100% of amounts from wholly-owned assets plus the Company's allocable share of amounts recognized from the assets held in consolidated joint ventures and unconsolidated joint ventures for properties included in continuing operations and discontinued operations.

Funds available for distribution ("FAD") totaled $2.6 million, or $0.10 per diluted share for the second quarter 2012, as compared to $3.6 million, or $0.17 per diluted share, for the prior year period. FAD totaled $6.3 million, or $0.26 per diluted share for the six months ended June 30, 2012, as compared to $9.4 million, or $0.44 per diluted share, for the prior year period.

Net loss attributable to common shareholders was $948,000, or $0.04 per diluted share for the second quarter 2012, as compared to net loss attributable to common shareholders of $14.7 million or $0.68 per diluted share, for the prior year period. Net income attributable to common shareholders was $1.0 million, or $0.05 per diluted share for the six months ended June 30, 2012, as compared to net loss attributable to common shareholders of $21.5 million or $1.00 per diluted share, for the prior year period.

Operations and Leasing

The Company's average rent per square foot was $22.99 during the second quarter 2012, as compared to $22.95 during the second quarter 2011. The Company's average rent per square foot was $22.76 for the six months ended June 30, 2012, as compared to $22.95 during the six months ended June 30, 2011. On a same-store basis, the Company's average rent per square foot was $21.69 during the second quarter 2012 as compared to $21.33 during the second quarter 2011, and was $20.93 for the six months ended June 30, 2012, as compared to $20.84 for the six months ended June 30, 2011.

The Company's average occupancy for the second quarter 2012 was 86.5% as compared to 84.2% for the second quarter 2011, and was 85.3% for the six months ended June 30, 2012, as compared to 84.5% for the six months ended June 30, 2011. On a same-store basis, the Company's average occupancy for the second quarter 2012 was 87.8% as compared to 85.0% for the second quarter 2011, and was 86.8% for the six months ended June 30, 2012, as compared to 85.5% for the six months ended June 30, 2011.

The Company's office portfolio occupancy was 87.4% at July 1, 2012, as compared to 85.9% at April 1, 2012 and 84.6% at July 1, 2011. Not included in the July 1, 2012 occupancy rate is the impact of 17 signed leases totaling 201,000 square feet expected to take occupancy between now and the fourth quarter of 2012. Including these signed leases, the Company's portfolio was 89.4% leased at July 1, 2012.

Parkway's customer retention rate was 63.2% for the quarter ended June 30, 2012, as compared to 46.8% for the quarter ended March 31, 2012, and 65.7% for the quarter ended June 30, 2011. Customer retention for the six months ended June 30, 2012 and 2011, was 56.4% and 54.9%, respectively.

During the second quarter of 2012, 58 renewal, expansion and new leases were signed totaling 394,000 rentable square feet. Included in this total were 28 renewal leases totaling 238,000 rentable square feet at an average rent per square foot of $19.58, representing a 10.2% rate decrease from the expiring rate, and at an average cost of $1.88 per square foot per year of the lease term. During the six months ended June 30, 2012, 142 renewal, expansion and new leases were signed totaling 762,000 rentable square feet. Included in this total were 74 renewal leases totaling 378,000 rentable square feet at an average rent per square foot of $20.63, representing a 9.3% rate decrease from the expiring rate, and at an average cost of $1.91 per square foot per year of the lease term.

During the second quarter of 2012, 12 expansion leases were signed totaling 44,000 rentable square feet at an average rent per square foot of $20.25 and at an average cost of $3.72 per square foot per year of the lease term. During the six months ended June 30, 2012, 23 expansion leases were signed totaling 69,000 rentable square feet at an average rent per square foot of $21.72 and at an average cost of $4.42 per square foot per year of the lease term.

During the second quarter of 2012, 18 new leases were signed totaling 113,000 rentable square feet at an average rent per square foot of $19.39 and at an average cost of $4.80 per square foot per year of the term. During the six months ended June 30, 2012, 45 new leases were signed totaling 316,000 rentable square feet at an average rent per square foot of $21.34 and at an average cost of $5.26 per square foot per year of the term.

For the second quarter of 2012, Parkway's share of recurring same-store net operating income ("NOI") was $14.4 million on a GAAP basis and increased $704,000 or 5.1% as compared to the same period of the prior year and was $12.1 million on a recurring cash basis and decreased $1.4 million or 10.1%. For the six months ended June 30, 2012, Parkway's share of recurring same-store net operating income ("NOI") was $27.5 million on a GAAP basis and increased $226,000 or 0.8% as compared to the same period of the prior year and was $23.7 million on a recurring cash basis and decreased $3.5 million or 13.0%. The decrease in same-store recurring cash NOI for the six months ended June 30, 2012, is primarily attributable to free rent associated with the renewal of three large existing customers totaling 484,000 square feet in Houston and Nashville. The free rent period for these customers expired on May 31, 2012 for 205,000 square feet and on June 30, 2012 for 279,000 square feet. Additional drivers in the decrease in cash NOI were a decline in rental income associated with the previous early renewal and contraction of Blue Cross Blue Shield of Georgia, a 199,000 square foot customer at Capital City Plaza in Atlanta, and the loss in February 2011 of AutoTrader.com, a 198,000 square foot customer at Peachtree Dunwoody Pavilion in Atlanta. Given the purchases that occurred during or after the second quarter of 2011, the Company's same-store pool during the second quarter of 2012 only includes approximately 60% of office properties owned.

Asset Recycling

As previously announced, the Company entered into an agreement to sell its interest in 13 office properties totaling 2.7 million square feet owned by Parkway Properties Office Fund, L.P. ("Fund I") to its existing partner in the fund for a gross sales price of $344.3 million. As of March 31, 2012, Parkway had completed the sale of 10 of these 13 assets.

During the second quarter and through July 1, 2012, the Company completed the sale of the three remaining Fund I assets totaling 581,000 square feet, for a gross sales price $59.2 million, with the buyer assuming $61.2 million in existing mortgage debt.

Additionally, during the second quarter, the Company completed the sale of three non-core assets for a gross sales price of $30.3 million. The three assets that were sold during the quarter include The Pinnacle at Jackson Place and Parking at Jackson Place in Jackson and the Wink Building in New Orleans. The buyer of The Pinnacle at Jackson Place assumed the existing $29.5 million mortgage debt upon closing. The 111 Capitol Building, an unencumbered, non-core asset in Jackson, is pending sale, subject to customary closing conditions, and is expected to close during the third quarter of 2012 for a gross sales price of $8.25 million and estimated net proceeds of approximately $7.0 million. Net proceeds received from the sale of the 111 Capitol Building would be used to reduce amounts outstanding under the Company's revolving credit facility.

As previously announced, on June 6, 2012, the Company purchased Hearst Tower, a 972,000 square foot office tower located in the central business district of Charlotte, North Carolina. The purchase price of $250 million, or $257 per square foot, represents a significant discount to estimated replacement cost, and the building is currently 94% leased with no material lease expirations until 2017. The purchase of Hearst Tower was funded using proceeds from the investment by TPG and borrowings from the Company's revolving credit facility. While the property is currently unencumbered, the Company expects to obtain financing on the property to provide capital for future investment opportunities.

Capital Structure

At June 30, 2012, the Company had an outstanding balance of $111.3 million under its credit facility and held $33.3 million in cash and cash equivalents, of which $12.7 million of cash and cash equivalents was Parkway's share.

At June 30, 2012, the Company's net debt to EBITDA multiple was 4.7x, after adjusting EBITDA for the pro forma annual impact of new investments and dispositions completed for the period, as compared to 5.0x at March 31, 2012, and 5.9x at June 30, 2011. At June 30, 2012, the Company's net debt plus preferred to EBITDA multiple was 6.4x, excluding the impact of the Series E Convertible Preferred Stock and after adjusting EBITDA for the pro forma annual impact of new investments and dispositions completed for the period, as compared to 6.8x at March 31, 2012, and 7.1x at June 30, 2011.

On June 6, 2012, the Company received the previously announced $200 million equity investment by TPG, a leading global investment firm. Upon receipt of the investment, the Company issued to TPG 4.3 million shares, or approximately $48.4 million, of common stock and approximately 13.5 million shares, with an initial liquidation value of $151.6 million, of newly-created, non-voting Series E Cumulative Redeemable Convertible Preferred Stock. Parkway incurred approximately $13.9 million in transaction costs as it related to the issuance of equity and these were recorded as a reduction to proceeds received. At a special meeting of stockholders held on July 31, 2012, Parkway received approval to convert the Series E Convertible Preferred Stock to common stock on a one-for-one basis. On August 1, 2012, approximately 13.5 million shares of Series E Convertible Preferred Stock were converted to approximately 13.5 million shares of common stock.

Common Dividend

The Company's previously announced second quarter cash dividend of $0.075 per share, which represents an annualized dividend of $0.30 per share, was paid on June 27, 2012 and represented a payout of approximately 20.0% of recurring FFO for the quarter. The dividend was the 103rd consecutive quarterly distribution to Parkway's shareholders of Common Stock. After evaluating the earnings impact resulting from the Company's recent acquisition and disposition activity and the Company's financial results for the six months ended June 30, 2012, the Board of Directors currently anticipates effecting a 33% increase in the common stock dividend, which would result in an annual dividend amount of $0.40 per share, subject to formal approval by the Board.

2012 Revised Outlook

Based on management's current assumptions, the Company is providing its revised outlook for fiscal 2012. Variance within the outlook range may occur due to variations in the recurring revenue and expenses of the Company, as well as certain non-recurring items. The earnings outlook does not include the impact of possible future gains or losses on early extinguishment of debt, possible future acquisitions or dispositions and related costs, possible future impairment charges or other unusual charges that may occur during the year, except as previously disclosed. It has been and will continue to be the Company's policy to not issue quarterly earnings guidance or revise the annual earnings outlook unless a material event occurs that impacts our original reported FFO outlook range. This policy is intended to lessen the emphasis on short-term movements that do not have a material impact on earnings or long-term value of the Company.

After considering the Company's financial results to date through June 30, 2012 and the completed and pending investment and capital activity to-date, Parkway is revising its 2012 reported FFO outlook from $1.15 to $1.30 per share to $1.24 to $1.30 per share and adjusting its earnings (loss) per diluted share ("EPS") to ($0.11) to ($0.05). The reconciliation of projected EPS to projected FFO per diluted share is as follows:

Outlook for 2012	Range
Fully diluted EPS	($0.11-$0.05)
Parkway's share of depreciation and amortization	$1.51-$1.51
Parkway's share of gain on sale of real estate	($0.16-$0.16)
Reported FFO per diluted share	$1.24-$1.30

The revised 2012 outlook is based on the core operating, financial and investment assumptions described below. These assumptions reflect the Company's expectations based on its knowledge of current market conditions and historical experience. All dollar amounts presented for the revised 2012 outlook and the original 2012 outlook are at Parkway's share and dollars and shares are in thousands.

2012 Core Operating Assumptions	Revised 2012 Outlook	Original 2012 Outlook
Recurring cash NOI	$74,000 - $75,000	$58,000 - $61,000
Straight-line rent and amortization of above market rent	$ 6,000 - $ 6,500	$ 3,000 - $ 6,500
Lease termination fee income	$ 2,000 - $ 2,200	$ 500 - $ 500
Management fee pre-tax net income	$ 9,000 - $10,000	$10,000 - $12,000
Tax expense	$ 800 - $ 850	$ 1,700 - $ 2,000
Recurring capital expenditures for building improvements, tenant improvements and leasing commissions	$17,500 - $18,500	$17,000 - $19,000
Total general and administrative ("G&A") expense	$15,500 - $16,000	$15,000 - $16,000
Share based compensation included in G&A expense	$ 800 - $ 800	$ 1,300 - $ 1,300
Loan cost amortization	$ 1,600 - $ 1,600	Not Provided
Portfolio average occupancy	85.5% - 86.5%	84.5% - 86.5%
Portfolio ending occupancy	88.0% - 88.5%	Not Provided
Weighted average annual diluted common shares/units	31,550 – 31,550	Not Provided

Webcast and Conference Call

The Company will conduct its second quarter conference call on Thursday, August 9, 2012, at 11:00 a.m. Eastern Time. The Company's earnings release, supplemental information package, and investor presentation will be posted to the Company's website prior to the conference call.

To participate in Parkway's second quarter earnings conference call, please dial 877-407-3982, or 1-201-493-6780 for international participants, at least five minutes prior to the scheduled start time. A live audio webcast will also be available on the "Corporate" section of the Company's website (www.pky.com). A taped replay of the call can be accessed 24 hours a day through August 16, 2012, by dialing 877-870-5176, or 1-858-384-5517 for international callers, and using the passcode 396769. An audio replay will also be archived and indexed on the "Corporate" section of the Company's website.

Additional information on Parkway Properties, Inc., including an archive of corporate press releases and conference calls, is available on the Company's website. The Company's second quarter 2012 Supplemental Operating and Financial Data, which includes a reconciliation of Non-GAAP financial measures, is available on the Company's website.

About Parkway Properties

Parkway Properties, Inc., a member of the S&P Small Cap 600 Index, is a self-administered real estate investment trust specializing in the ownership of quality office properties in higher growth submarkets in the Sunbelt region of the United States. Parkway owns or has an interest in 39 office properties located in nine states with an aggregate of approximately 10.3 million square feet of leasable space at August 8, 2012. Fee-based real estate services are offered through wholly-owned subsidiaries of the Company, which in total manage and/or lease approximately 11.9 million square feet for third-party owners at August 8, 2012.

Forward Looking Statement

Certain statements in this release that are not in the present or past tense or discuss the Company's expectations (including the use of the words anticipate, believe, forecast, intends, expects, project, or similar expressions) are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company's current belief as to the outcome and timing of future events. Examples of forward-looking statements include projected net operating income, cap rates, internal rates of return, future dividend payment rates, forecasts of FFO accretion, projected capital improvements, expected sources of financing, expectations as to the timing of closing of acquisitions, dispositions, or other transactions, and descriptions relating to these expectations. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the real estate industry and in performance of the financial markets; the demand for and market acceptance of the Company's properties for rental purposes; the amount and growth of the Company's expenses; tenant financial difficulties and general economic conditions, including interest rates, as well as economic conditions in those areas where the Company owns properties; risks associated with joint venture partners; the risks associated with the ownership and development of real property; the failure to acquire or sell properties as and when anticipated; termination of property management contracts; the bankruptcy or insolvency of companies for which Parkway provides property management services or the sale of these properties; the outcome of claims and litigation involving or affecting the Company; the ability to satisfy conditions necessary to close pending transactions; and other risks and uncertainties detailed from time to time in the Company's SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company's business, financial condition, liquidity, cash flows and results could differ materially from those expressed in the forward-looking statements. Any forward looking statements speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. The Company does not undertake to update forward-looking statements except as may be required by law.

Company's Use of Non-GAAP Financial Measures

FFO, FAD, NOI and EBITDA, including related per share amounts, are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs and should be evaluated along with GAAP net income and income per diluted share (the most directly comparable GAAP measures), as well as cash flow from operating activities, investing activities and financing activities, in evaluating the operating performance of the Company. Management believes that FFO, FAD, NOI and EBITDA are helpful to investors as supplemental performance measures because these measures exclude the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, these non-GAAP measures can facilitate comparisons of operating performance between periods and among other equity REITs. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations determined in accordance with GAAP. FFO, FAD, NOI and EBITDA do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs as disclosed in the Company's Consolidated Statements of Cash Flows. FFO, FAD, NOI and EBITDA should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity. The Company's calculation of these non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

FFO – Parkway computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition. FFO is defined as net income, computed in accordance with GAAP, reduced by preferred dividends, excluding gains or losses on depreciable real estate, plus real estate related depreciation and amortization. Adjustments for Parkway's share of partnerships and joint ventures are included in the computation of FFO on the same basis. On October 31, 2011, NAREIT issued updated guidance on reporting FFO such that impairment losses on depreciable real estate should be excluded from the computation of FFO for current and prior periods presented.

Recurring FFO – In addition to FFO, Parkway also discloses recurring FFO, which considers Parkway's share of adjustments for non-recurring lease termination fees, gains and losses on extinguishment of debt, gains and losses, acquisition costs, fair value adjustments or other unusual items. Although this is a non-GAAP measure that differs from NAREIT's definition of FFO, the Company believes it provides a meaningful presentation of operating performance.

FAD – There is not a generally accepted definition established for FAD. Therefore, the Company's measure of FAD may not be comparable to FAD reported by other REITs. Parkway defines FAD as FFO, excluding the amortization of share-based compensation, amortization of above and below market leases, straight line rent adjustments, gains and losses, acquisition costs, fair value adjustments, gain or loss on extinguishment of debt, amortization of loan costs, non-cash charges and reduced by recurring non-revenue enhancing capital expenditures for building improvements, tenant improvements and leasing costs. Adjustments for Parkway's share of partnerships and joint ventures are included in the computation of FAD on the same basis.

EBITDA – Parkway defines EBITDA, a non-GAAP financial measure, as net income before interest expense, amortization of financing costs, amortization of share-based compensation, income taxes, depreciation, amortization, acquisition costs, gains and losses on early extinguishment of debt, other gains and losses and fair value adjustments. Adjustments for Parkway's share of partnerships and joint ventures are included in the computation of EBITDA on the same basis. EBITDA, as calculated by us, is not comparable to EBITDA reported by other REITs that do not define EBITDA exactly as we do. EBITDA does not represent cash generated from operating activities in accordance with GAAP, and should not be considered an alternative to operating income or net income as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

NOI, Recurring NOI, Same-Store NOI and Recurring Same-Store NOI – NOI includes income from real estate operations less property operating expenses (before interest expense and depreciation and amortization). In addition to NOI, Parkway discloses recurring NOI, which considers adjustments for non-recurring lease termination fees or other unusual items. The Company's disclosure of same-store NOI and recurring same-store NOI includes those properties that were owned during the entire current and prior year reporting periods and excludes properties classified as discontinued operations.

Contact:
Parkway Properties, Inc. Thomas E. Blalock
Vice President of Investor Relations
Bank of America Center
390 N. Orange Ave., Suite 2400
Orlando, FL 32801
(407) 650-0593
www.pky.com

PARKWAY PROPERTIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30	December 31
	2012	2011
	(Unaudited)
Assets
Real estate related investments:
Office and parking properties	$ 1,432,529	$ 1,084,060
Accumulated depreciation	(183,396)	(162,123)
	1,249,133	921,937

Land available for sale	250	250
Mortgage loans	-	1,500
	1,249,383	923,687

Receivables and other assets:
Rents and fees receivable, net	2,563	3,189
Straight line rents receivable	29,055	19,183
Other receivables	3,486	14,905
Unamortized lease costs	50,554	41,518
Unamortized loan costs	6,627	5,160
Escrows and other deposits	8,066	16,975
Prepaid assets	4,908	4,581
Investment in preferred interest	3,500	3,500
Other assets	634	416
Intangible assets, net	120,554	95,628
Assets held for sale	37,202	382,789
Management contracts, net	47,872	49,597
Cash and cash equivalents	33,254	75,183
Total assets	$ 1,597,658	$ 1,636,311

Liabilities
Notes payable to banks	$ 111,267	$ 132,322
Mortgage notes payable	551,564	498,012
Accounts payable and other liabilities:
Corporate payables	1,431	1,136
Contingent consideration	-	18,000
Deferred tax liability - non-current	13,865	14,344
Dividends payable	-	2,711
Accrued payroll	1,730	1,985
Valuation allowance on interest rate swaps	14,355	11,134
Interest payable	2,580	2,593
Property payables:
Accrued expenses and accounts payable	13,006	14,241
Accrued property taxes	11,102	6,465
Prepaid rents	9,335	8,393
Deferred revenue	1,040	447
Security deposits	4,192	3,515
Unamortized below market leases	7,933	5,043
Other liabilities	298	334
Mortgage and other liabilities related to assets held for sale	31,084	285,599
Total liabilities	774,782	1,006,274

Series E Cumulative Convertible Preferred stock, $0.01 par value,
16,000,000 shares authorized in 2012, 13,484,444 shares
issued and outstanding in 2012	141,180	-

Equity
Parkway Properties, Inc. stockholders' equity:
8.00% Series D Preferred stock, $.001 par value, 5,421,296
shares authorized, issued and outstanding in 2012 and 2011	128,942	128,942
Common stock, $.001 par value, 48,578,704 and 64,578,704 shares authorized in 2012 and 2011, respectively and 27,728,862
and 21,995,536 shares issued and outstanding in 2012 and
2011, respectively	28	22
Common stock held in trust, at cost, 9,964 and 8,368 shares
in 2012 and 2011, respectively	(186)	(220)
Additional paid-in capital	577,764	517,309
Accumulated other comprehensive loss	(4,306)	(3,340)
Accumulated deficit	(273,734)	(271,104)
Total Parkway Properties, Inc. stockholders' equity	428,508	371,609
Noncontrolling interests	253,188	258,428
Total equity	681,696	630,037
Total liabilities and equity	$ 1,597,658	$ 1,636,311

PARKWAY PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Revenues
Income from office and parking properties	$ 50,104	$ 35,514	$ 95,959	$ 63,321
Management company income	4,973	3,532	10,405	3,870
Total revenues	55,077	39,046	106,364	67,191

Expenses and other
Property operating expense	19,657	14,196	37,976	25,193
Depreciation and amortization	19,548	12,017	37,534	21,097
Change in fair value of contingent consideration	-	-	216	-
Management company expenses	4,226	3,150	8,760	3,954
General and administrative	3,918	3,709	7,517	7,465
Acquisition costs	506	14,380	1,332	16,729
Total expenses and other	47,855	47,452	93,335	74,438

Operating income (loss)	7,222	(8,406)	13,029	(7,247)

Other income and expenses
Interest and other income	44	438	141	762
Equity in earnings of unconsolidated joint ventures	-	54	-	95
Interest expense	(8,536)	(7,669)	(17,780)	(14,077)

Loss before income taxes	(1,270)	(15,583)	(4,610)	(20,467)

Income tax benefit (expense)	11	(224)	(150)	(224)

Loss from continuing operations	(1,259)	(15,807)	(4,760)	(20,691)
Discontinued operations:
Income (loss) from discontinued operations	(664)	(4,085)	2,589	(6,991)
Gain on sale of real estate from discontinued operations	3,197	4,292	8,772	4,292
Total discontinued operations	2,533	207	11,361	(2,699)

Net income (loss)	1,274	(15,600)	6,601	(23,390)
Net loss attributable to noncontrolling interests - real estate partnerships	1,426	3,371	893	6,566
Net (income) loss attributable to noncontrolling interests - unit holders	73	-	(16)	-

Net income (loss) for Parkway Properties, Inc.	2,773	(12,229)	7,478	(16,824)
Dividends on preferred stock	(2,710)	(2,444)	(5,421)	(4,631)
Dividends on convertible preferred stock	(1,011)	-	(1,011)	-
Net income (loss) attributable to common stockholders	$ (948)	$ (14,673)	$ 1,046	$ (21,455)

Net income (loss) per common share attributable to Parkway Properties, Inc.:
Basic:
Loss from continuing operations attributable to Parkway Properties, Inc.	$ (0.13)	$ (0.77)	$ (0.29)	$ (1.04)
Discontinued operations	0.09	0.09	0.34	0.04
Basic net income (loss) attributable to Parkway Properties, Inc.	$ (0.04)	$ (0.68)	$ 0.05	$ (1.00)
Diluted:
Loss from continuing operations attributable to Parkway Properties, Inc.	$ (0.13)	$ (0.77)	$ (0.29)	$ (1.04)
Discontinued operations	0.09	0.09	0.34	0.04
Diluted net income (loss) attributable to Parkway Properties, Inc.	$ (0.04)	$ (0.68)	$ 0.05	$ (1.00)

Weighted average shares outstanding:
Basic	23,440	21,489	22,504	21,483
Diluted	23,440	21,489	22,504	21,483

Amounts attributable to Parkway Properties, Inc. common stockholders:
Loss from continuing operations attributable to Parkway Properties, Inc.	$ (3,161)	$ (16,634)	$ (6,640)	$ (22,286)
Discontinued operations	2,213	1,961	7,686	831
Net income (loss) attributable to common stockholders	$ (948)	$ (14,673)	$ 1,046	$ (21,455)

PARKWAY PROPERTIES, INC.
RECONCILIATION OF FUNDS FROM OPERATIONS AND FUNDS AVAILABLE
FOR DISTRIBUTION TO NET INCOME AT PARKWAY'S SHARE
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012 AND 2011
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Net Income (Loss) for Parkway Properties, Inc.	$ 2,773	$ (12,229)	$ 7,478	$ (16,824)

Adjustments to Net Income (Loss) for Parkway Properties, Inc.:
Preferred Dividends	(2,710)	(2,444)	(5,421)	(4,631)
Convertible Preferred Dividends	(1,011)	-	(1,011)	-
Depreciation and Amortization	11,566	18,974	21,951	38,399
Noncontrolling Interest - Unit Holders	(73)	-	16	-
Impairment Loss on Real Estate	-	1,700	-	1,700
Gain on Sale of Real Estate	(2,601)	(4,292)	(4,934)	(4,292)
FFO Available to Common Stockholders	$ 7,944	$ 1,709	$ 18,079	$ 14,352

Adjustments to Derive Recurring FFO:
Change in Fair Value of Contingent Consideration	-	-	216	-
Non-Recurring Lease Termination Fee Income	(635)	(2,237)	(1,231)	(3,758)
(Gain) Loss on Early Extinguishment of Debt	491	(302)	779	(302)
Non-Cash Adjustment for Interest Rate Swap	(77)	-	(215)	-
Acquisition Costs	510	13,422	758	15,089
Expenses Related to Litigation	-	75	-	44
Realignment Expenses	1,023	-	1,203	-
Recurring FFO	$ 9,256	$ 12,667	$ 19,589	$ 25,425

Funds Available for Distribution
FFO Available to Common Stockholders	$ 7,944	$ 1,709	$ 18,079	$ 14,352
Add (Deduct) :
Straight-line Rents	(3,262)	(1,274)	(5,878)	(3,023)
Amortization of Above/Below Market Leases	354	(312)	650	(592)
Amortization of Share-Based Compensation	47	481	204	888
Acquisition Costs	510	13,422	758	15,089
Amortization of Loan Costs	402	431	844	833
Non-Cash Adjustment for Interest Rate Swap	(77)	-	(215)	-
(Gain) Loss on Early Extinguishment of Debt	491	(302)	779	(302)
Change in Fair Value of Contingent Consideration	-	-	216	-
Recurring Capital Expenditures:
Building Improvements	(556)	(1,668)	(1,013)	(3,637)
Tenant Improvements - New Leases	(983)	(4,333)	(3,883)	(5,465)
Tenant Improvements - Renewal Leases	(294)	(1,374)	(1,513)	(2,833)
Leasing Costs - New Leases	(854)	(2,574)	(1,359)	(3,220)
Leasing Costs - Renewal Leases	(1,155)	(635)	(1,390)	(2,673)
Total Recurring Capital Expenditures	(3,842)	(10,584)	(9,158)	(17,828)
Funds Available for Distribution	$ 2,567	$ 3,571	$ 6,279	$ 9,417

Diluted Per Common Share/Unit Information (**)
FFO Per Share	$ 0.32	$ 0.08	$ 0.75	$ 0.67
Recurring FFO Per Share	$ 0.38	$ 0.59	$ 0.82	$ 1.18
FAD Per Share	$ 0.10	$ 0.17	$ 0.26	$ 0.44
Dividends Paid	$ 0.075	$ 0.075	$ 0.15	$ 0.15
Dividend Payout Ratio for FFO	23.3%	94.7%	19.9%	22.54%
Dividend Payout Ratio for Recurring FFO	20.0%	12.8%	18.4%	12.7%
Dividend Payout Ratio for FAD	72.0%	45.3%	57.3%	34.4%

Other Supplemental Information

Recurring Capital Expenditures	$ 3,842	$ 10,584	$ 9,158	$ 17,828
Upgrades on Acquisitions	1,655	1,541	2,987	1,794
Major Renovations	-	92	-	113
Total Real Estate Improvements and Leasing Costs	$ 5,497	$ 12,217	$ 12,145	$ 19,735

**Information for Diluted Computations:
Basic Common Shares/Units Outstanding	24,612	21,491	23,417	21,484
Dilutive Effect of Other Share Equivalents	16	85	586	81
Diluted Weighted Average Shares/Units Outstanding	24,628	21,576	24,003	21,565

Amounts Attributable to Discontinued Operations Related to Above Metrics:

Net Income from Discontinued Operations	$ 2,213	$ 1,961	$ 7,686	$ 831
Adjustments to Net Income from Discontinued Operations:
Depreciation and Amortization	72	10,600	355	22,234
Gain on Sale of Real Estate	(2,601)	(4,292)	(4,934)	(4,292)
Impairment Loss on Real Estate	-	1,700	-	1,700
FFO from Discontinued Operations	$ (316)	$ 9,969	$ 3,107	$ 20,473

Adjustments to Derive Recurring FFO from Discontinued Operations:
Lease Termination Fees	-	(2,177)	(88)	(3,546)
Loss on Extinguishment of Debt	491	(302)	589	(302)
Non-Cash Adjustment for Interest Rate Swap	(77)	-	(215)	-
Recurring FFO from Discontinued Operations	$ 98	$ 7,490	$ 3,393	$ 16,625

FFO from Discontinued Operations	$ (316)	$ 9,969	$ 3,107	$ 20,473
Adjustments to Derive FAD from Discontinued Operations:
Straight-Line Rents	(20)	(817)	(382)	(2,593)
Amortization of Above/Below Market Leases	(1)	(455)	(14)	(717)
Amortization of Loan Costs	18	64	46	147
(Gain) Loss on Early Extinguishment of Debt	491	(302)	589	(302)
Non-Cash Adjustment for Interest Rate Swap	(77)	-	(215)	-
Recurring Capital Expenditures	(114)	(5,570)	(1,835)	(10,224)
FAD from Discontinued Operations	$ (19)	$ 2,889	$ 1,296	$ 6,784

PARKWAY PROPERTIES, INC.
EBITDA, COVERAGE RATIOS AND CAPITALIZATION INFORMATION
(In thousands, except per share, percentage and multiple data)

	06/30/12	03/31/12	12/31/11	09/30/11	06/30/11

Net income (loss) for Parkway Properties, Inc.	$ 2,773	$ 4,705	$ (57,052)	$ (53,028)	$ (12,229)

Adjustments at Parkway's share to net income (loss) for Parkway Properties, Inc.:
Interest expense	5,035	6,206	9,396	9,525	9,996
Amortization of financing costs	402	442	444	435	431
Non-cash adjustment for interest rate swap	(77)	(138)	2,338	-	-
(Gain) loss on early extinguishment of debt	491	288	(8,325)	-	(302)
Acquisition costs	510	248	387	(29)	13,422
Depreciation and amortization	11,566	10,385	16,136	20,754	18,974
Amortization of share-based compensation	47	157	(48)	501	481
Gain on sale of real estate	(2,601)	(2,333)	(3,200)	(3,018)	(4,292)
Non-cash losses	-	-	63,779	64,002	1,700
Change in fair value of contingent consideration	-	216	(1,000)	(12,000)	-
Tax expense (benefit)	(11)	161	6	(174)	224
EBITDA	$ 18,135	$ 20,337	$ 22,861	$ 26,968	$ 28,405

Interest Coverage Ratio	3.60	3.28	2.43	2.83	2.84

Fixed Charge Coverage Ratio (1)	1.97	1.97	1.62	1.92	1.89

Modified Fixed Charge Coverage Ratio (1)	2.34	2.28	1.89	2.20	2.28

Capitalization information
Mortgage notes payable	$ 551,564	$ 553,674	$ 498,012	$ 978,981	$ 959,539
Mortgage notes payable-held for sale	29,597	90,710	254,401	-	-
Notes payable to banks	111,267	48,000	132,322	113,852	166,217
Adjustments for unconsolidated joint ventures:
Mortgage notes payable	-	-	2,440	2,449	2,457
Adjustments for noncontrolling interest in real estate partnerships:
Mortgage notes payable	(295,740)	(320,107)	(280,739)	(433,592)	(418,949)
Parkway's share of total debt	396,688	372,277	606,436	661,690	709,264
Less: Parkway's share of cash	(12,669)	(12,522)	(25,848)	(14,165)	(13,888)
Parkway's share of net debt	384,019	359,755	580,588	647,525	695,376
Series D Preferred stock (liquidation value)	135,532	135,532	135,532	135,532	135,532
Parkway's share of net debt plus preferred stock (1)	$ 519,551	$ 495,287	$ 716,120	$ 783,057	$ 830,908

Shares of common stock and operating units outstanding	28,037	23,758	21,997	22,120	22,122
Stock price per share at period end	$ 11.44	$ 10.48	$ 9.86	$ 11.01	$ 17.06
Market value of common equity	$ 320,743	$ 248,984	$ 216,890	$ 243,541	$ 377,401
Series D preferred stock (liquidation value)	135,532	135,532	135,532	135,532	135,532
Series E convertible preferred stock (liquidation value)	151,700	-	-	-	-
Total market capitalization (including net debt)	$ 991,994	$ 744,271	$ 933,010	$ 1,026,598	$ 1,208,309
Net debt as a % of market capitalization	38.7%	48.3%	62.2%	63.1%	57.5%

EBITDA - trailing 12 months	$ 88,301	$ 98,572	$ 106,188	$ 110,543	$ 110,178
Adjustment to annualize investment activities (2)	(7,004)	(26,003)	1,107	1,492	6,903
EBITDA - adjusted trailing 12 months	$ 81,297	$ 72,569	$ 107,295	$ 112,035	$ 117,081
Net debt to EBITDA multiple	4.7	5.0	5.4	5.8	5.9
Net debt plus preferred to EBITDA multiple	6.4	6.8	6.7	7.0	7.1

(1)  Impact of Series E Cumulative Convertible Preferred Stock is not included in the fixed charge coverage ratio, modified fixed charge coverage ratio or Parkway's share of net debt plus preferred as the shares were converted to common stock on July 31, 2012.   Had the Series E Cumulative Convertible Preferred Stock been included in these ratios then the fixed charge coverage ratio, modified fixed charge coverage ratio and Parkway's share of net debt plus preferred for the second quarter of 2012 would have been 1.77, 2.07 and 8.3 times, respectively.

(2) Adjustment to trailing 12 months EBITDA represents the implied annualized impact of any acquisition or disposition activity for the period.

PARKWAY PROPERTIES, INC.
SAME-STORE NET OPERATING INCOME
THREE MONTHS ENDED JUNE 30, 2012 AND 2011
(In thousands, except number of properties data)

						Average
	Square Feet	Number of Properties	Percentage of Portfolio (1)	Net Operating Income		Occupancy

				2012	2011	2012	2011

Same-store properties:
Wholly-owned	4,976	25	44.02%	$ 13,403	$ 12,398	87.8%	84.8%
Fund II	1,070	4	16.87%	5,135	4,491	87.7%	86.1%
Total same-store properties	6,046	29	60.89%	$ 18,538	$ 16,889	87.8%	85.0%
Net operating income from all
office and parking properties	10,298	39	100.00%	$ 30,447	$ 21,803

(1) Percentage of portfolio based on 2012 net operating income.

The following table is a reconciliation of net income (loss) to SSNOI and Recurring SSNOI:

				Three Months Ended		Six Months Ended
				June 30		June 30
				2012	2011	2012	2011

Net income (loss) for Parkway Properties, Inc.				$ 2,773	$ (12,229)	$ 7,478	$ (16,824)
Add (deduct):
Interest expense				8,536	7,669	17,780	14,077
Depreciation and amortization				19,548	12,017	37,534	21,097
Management company expenses				4,226	3,150	8,760	3,954
Income tax (benefit) expense				(11)	224	150	224
General and administrative expenses				3,918	3,709	7,517	7,465
Acquisition costs				506	14,380	1,332	16,729
Equity in earnings of unconsolidated joint ventures				-	(54)	-	(95)
Change in fair value of contingent consideration				-	-	216	-
Net loss attributable to noncontrolling interests - real estate partnerships				(1,426)	(3,371)	(893)	(6,566)
Net income (loss) attributable to noncontrolling interests - unit holders				(73)	-	16	-
(Income) loss from discontinued operations				664	4,085	(2,589)	6,991
Gain on sale of real estate from discontinued operations				(3,197)	(4,292)	(8,772)	(4,292)
Management company income				(4,973)	(3,532)	(10,405)	(3,870)
Interest and other income				(44)	(438)	(141)	(762)
Net operating income from consolidated office and parking properties				30,447	21,318	57,983	38,128
Net operating income from unconsolidated joint ventures				-	485	-	1,021
Less: Net operating income from non same-store properties				(11,909)	(4,914)	(25,260)	(8,043)
Same-store net operating income (SSNOI)				18,538	16,889	32,723	31,106
Less: non-recurring lease termination fee income				(631)	(298)	(1,076)	(338)
Recurring SSNOI				$ 17,907	$ 16,591	$ 31,647	$ 30,768

Parkway's share of SSNOI				$ 15,062	$ 13,844	$ 28,541	$ 27,594

Parkway's share of recurring SSNOI				$ 14,448	$ 13,744	$ 27,482	$ 27,256